Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-171752) pertaining to the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan,

(2)	Registration Statement (Form S-3 No. 333-179411) of American Assets Trust, Inc., and

(3)	Registration Statement (Form S-3 No. 333-179412) of American Assets Trust, Inc;

of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedule of American Assets Trust, Inc. and the effectiveness of internal control over financial reporting of American Assets Trust, Inc., included in this Annual Report (Form 10-K) of American Assets Trust, Inc. for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

San Diego, California

February 22, 2013